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                                                                                                                       EXHIBIT 12.1

                                    Statement of Computation of Ratio of Earnings to Fixed Charges


                                                              Actual                                      Actual
                                            ------------------------------------------                   ---------
                                                                                                                       As      Pro
                                                                                            As      Pro            adjusted   Forma
                                                                                         adjusted  forma  9 months 9 months 9 months
                                 (000's)      1995     1996     1997     1998     1999     1999     1999  6/30/00  6/30/00   6/30/00
------------------------------------------------------------------------------------------------------------------------------------
Earnings:
                            Pretax Income    1,586   13,725   33,453   56,560   90,443   61,643   15,056   44,413   31,280    2,561
                           Fixed Charges:
   Interest expense on convertible
            subordinated debentures                                                      28,800   28,800    8,467   21,600   21,600
            *Interest in operating leases      215      251      247      409      490      490      490      241      241      242
             Interest expense as recorded    1,304      772      161       76      187      187      197      396      396      406
                                            ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
                        Subtotal Earnings    3,105   14,748   33,861   57,045   91,120   91,120   44,543   53,517   53,517   24,809
Fixed Charges:
   Interest expense on convertible
            subordinated debentures                                                      28,800   28,800    8,467   21,600   21,600
            *Interest in operating leases      215      251      247      409      490      490      490      241      241      242
            Interest expense as recorded     1,304      772      161       76      187      187      197      396      396      406
                                            ------   ------   ------   ------   ------   ------   ------   ------   ------   -------
                                             1,519    1,023      408      485      677   29,477   29,487    9,104   22,237   22,248

                                            ------   ------   ------   ------   ------   ------   ------    -----   ------   -------
                                              2.04    14.42    82.99   117.62   134.59     3.09     1.51     5.88     2.41     1.12
                                            ------   ------   ------   ------   ------   ------   ------    -----   ------   -------

* Approximately 10% of operating lease payments assumed to be interest costs.
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